Exhibit 99.2

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP SELLS SOUTHERN ILLINOIS

COAL PROPERTY TO ARCH COAL SUBSIDIARY

Scott Depot, West Virginia, October 1, 2007 – International Coal Group, Inc. (NYSE: ICO) today announced the sale of its Denmark Property in Southern Illinois to Ark Land Company, a subsidiary of St. Louis-based Arch Coal, Inc. (NYSE: ACI). The Denmark Property is a 29,000 acre undeveloped mining area located in Perry and Washington Counties, Illinois. The Denmark Property was among the assets acquired by ICG in the 2004 Horizon bankruptcy sale.

ICG received approximately $39 million in cash at closing on September 28. Under the terms of the transaction, Arch also is obligated to pay to ICG an overriding royalty totaling approximately $4 million on certain future production.

“This transaction is a good move for both International Coal Group and Arch Coal,” said Ben Hatfield, president and CEO of ICG. “We have several attractive Illinois properties that could be developed as market demand increases. However, with our present focus on expanding production at ICG Illinois’s Viper Mine, development of the Denmark reserves is not part of our business plan. On the other hand, Denmark fits nicely with other strategic properties controlled by Arch.”

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 12 active mining complexes, of which 11 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

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For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.